Exhibit 10.1

PURCHASE AND ASSIGNMENT AGREEMENT

This Purchase and Assignment Agreement (this “Agreement”) is made and entered into as of April 6, 2009, by and between Mosaic Sales Solutions US Operating Co., LLC, a Delaware limited liability company (the “Buyer”), REPS, LLC, a Michigan limited liability company (the “Seller”), and Handleman Company, a Michigan corporation (the “Parent”).

RECITALS:

A. The Seller operates a retail services business, specializing in retail execution (including merchandizing and sales), promotional execution, new product introduction, supply chain management and retail intelligence for a variety of products (the “Business”).

B. The Seller desires to assign and sell to the Buyer, and the Buyer desires to assume and purchase from the Seller, certain contracts and assets of the Business upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements of each party contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND ASSIGNMENT

1.1 Purchase and Assignment. On the date hereof and on the terms contained in this Agreement, the Seller hereby sells, conveys, transfers, assigns and delivers to the Buyer, its successors and assigns, and the Buyer hereby purchases, assumes and accepts from the Seller, all of the Seller’s right, title and interest in and to only those assets, rights, goodwill and interests that are identified below (all of the foregoing being referred to collectively as the “Purchased Assets”) to have and to hold forever, together with all rights and privileges thereto:

(a) all contracts, agreements or other arrangements, whether written or oral, with the Seller’s customers listed on Schedule 1.1(a) (collectively, the “Customer Contracts”);

(b) all promotion lists, marketing data and advertising materials used by the Seller in the Business in connection with the Customer Contracts;

(c) all lists of customers, suppliers, vendors, prospects and others having business relationships with the Seller;

(d) all books and records related to the Purchased Assets, including all books and records related to the Customer Contracts, regardless of the medium on which such information is stored or maintained; provided that the Seller shall be entitled to keep a copy of portions thereof in accordance with Section 6.3(b);

(e) all laptops or personal computer equipment or hardware owned by the Seller and used by an employee of the Seller who becomes a Transferred Employee pursuant to Section 6.4, but excluding the Mobile Hardware (as defined below); and

(f) all goodwill associated with any of the Purchased Assets.

1.2 Excluded Assets. All of the Seller’s right, title and interest in and to any assets, rights, goodwill and interests owned, licensed, used or held for use in connection with the Business, other than the Purchased Assets, shall be retained by the Seller (collectively, the “Excluded Assets”). The Excluded Assets shall include each of the following:

(a) all cash and cash equivalents;

(b) all current assets of the Seller (as determined in accordance with GAAP), including all accounts receivable, notes receivable, inventory and prepaid items (collectively, the “Current Assets”);

(c) all contracts and agreements other than the Customer Contracts, including (i) that certain lease between the Seller and Moberly Center LLC for the office space located at 1002 SW West Park Drive, Bentonville, Arkansas, (ii) that certain lease between the Seller and Bass-Ward II for the office space located at 230 Glenis Drive, Suite 301, Murfreesboro, Tennessee (the “Office Lease”), (iii) leases for employee vehicles (the “Vehicle Leases”), and (iv) contracts, agreements or other arrangements with third party vendors;

(d) all mobile hardware devices and related software other than laptops (collectively, the “Mobile Hardware”);

(e) all securities and other investments held by the Seller, including the outstanding capital stock or other equity interests of the Seller in any Person (as defined in Section 4.1(b));

(f) all bank accounts and safe deposit boxes;

(g) all tax records of the Seller; and

(h) all minute books, membership records and seals of the Seller.

ARTICLE II

ASSUMED LIABILITIES; RETAINED LIABILITIES

2.1 Assumed Liabilities. On the terms contained in this Agreement, the Buyer hereby assumes, and shall promptly perform, pay and discharge, any and all obligations of the Seller arising after the Closing Date under the Customer Contracts, but only to the extent such obligations both (i) arise, accrue and first become due after the Closing under the terms of the Customer Contracts and (ii) do not relate to either the payment for goods or services provided at or prior to the Closing or an obligation to provide goods or services for which the payment therefor was made at or prior to the Closing (the “Assumed Liabilities”); provided, however, that the Buyer does not hereby assume and shall not be responsible for any such liabilities or obligations that arise from any breach or default by the

Seller under any Customer Contract prior to the Closing, all of which liabilities and obligations shall constitute Retained Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any document delivered in connection with this Agreement, the Buyer’s obligations in respect of the Assumed Liabilities will not be greater than the Seller’s obligation thereunder and will be subject to the Buyer’s right to contest in good faith the nature and extent of any such obligation.

2.2 Retained Liabilities. Notwithstanding anything to the contrary in Section 2.1, the Seller shall retain all liabilities and obligations associated with the Business, whether fixed or contingent, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated or due or to become due other than the Assumed Liabilities (collectively, the “Retained Liabilities”).

ARTICLE III

CONSIDERATION

3.1 Consideration.

(a) As consideration for the sale to the Buyer of the Purchased Assets pursuant to this Agreement, the Buyer shall:

(i) assume the Assumed Liabilities;

(ii) pay to the Seller in cash $250,000 (the “Advance Payment”);

(iii) pay to the Seller an amount equal to the Revenue Sharing Amount (as defined below) on the terms set forth herein; provided, however, that notwithstanding anything contained in this Agreement to the contrary, the Revenue Sharing Amount shall not exceed $1,250,000 in the aggregate; and

(iv) pay to the Seller, within 15 days of receipt of an invoice therefor, an amount equal to the Seller’s expenses incurred specifically in connection with the provision of the Transition Services (as defined below) during the Transition Period (as defined below), such invoices to be submitted to the Buyer every 30 days.

(b) Subject to the proviso in Section 3.1(a)(iii), for purposes of this Agreement, “Revenue Sharing Amount” means a percentage of the gross revenue of the Buyer booked by the Buyer during the twelve month period following the Closing Date and directly allocable to the Customer Contracts (such amount, the “Annual Revenue”) equal to the following:

(i) if Annual Revenue is less than $2,000,000, then 10%;

(ii) if Annual Revenue is greater than $1,999,999.99 and less than $5,000,000, then 12%; and

(iii) if Annual Revenue is greater than $4,999,999, then 15%.

(c) Amounts owing to the Seller under Section 3.1(a)(iii) shall be paid on a calendar quarterly basis, with such amounts due and to be received by the Seller on or before the 30th day following the end of each quarter in which such amounts were booked by the Buyer. The Revenue Sharing Amounts to be paid by the Buyer hereunder for each quarter shall be no less than 10% of the Annual Revenue to date. The Revenue Sharing Amount shall be payable by wire transfer. If any payment date set forth in this Section 3.1 does not fall on a Business Day, then such payment shall be due on the next Business Day. For the purposes of this Agreement, “Business Day” means any day other than a Saturday or Sunday or other day on which the Federal Reserve Bank of Dallas is closed.

(d) As promptly as practicable and in any event within 60 days following each of the sixth-month and twelve-month anniversaries of the Closing Date, the Buyer shall prepare and deliver to the Seller the Buyer’s calculation of (i) the Annual Revenue as of the six-month anniversary on a pro forma basis, based upon the Buyer’s good faith most recent forecast of the expected Annual Revenue with respect to the Customer Contracts, and (ii) the Annual Revenue as of the twelve-month anniversary based on actual revenues booked (each, a “Reconciliation Statement”).

(e) If the quarterly payments of the Revenue Sharing Amount in the aggregate as of such six-month or twelve-month anniversary, as appropriate, are greater than the payments that should have been made as reflected in the relevant Reconciliation Statement, the Seller shall promptly pay such excess to the Buyer; provided that, at the option of the Buyer, any such excess owed with respect to the sixth-month anniversary may be offset against future quarterly payments of the Revenue Sharing Amount. If the quarterly payments of the Revenue Sharing Amount in the aggregate as of such six-month or twelve-month anniversary, as appropriate, are less than the payments that should have been made as reflected in the relevant Reconciliation Statement, the Buyer shall promptly pay such deficiency to the Seller. Any such payment shall be made within five Business Days after the preparation and delivery of the Reconciliation Statement and shall be payable by check.

(f) The first quarterly Revenue Sharing Amount shall be offset by the Advance Payment, and if the entire Advance Payment is not so satisfied, any subsequent quarterly Revenue Sharing Amount shall be offset by the portion of the unsatisfied Advance Payment. In the event the Advance Payment is not entirely satisfied by all quarterly payments of the Revenue Sharing Amount, the Seller shall promptly pay such deficiency to the Buyer. In the event any customer listed on Schedule 1.1(a) deducts, credits, offsets or otherwise reduces amounts otherwise owed to the Buyer, and such deduction, credit, offset or reduction (or a portion thereof) relates to or arises from claims of the customer against the Seller that existed or arose prior to the Closing Date, then the amount of such deduction, credit, offset or reduction (or portion thereof) may be offset by the Buyer against any Revenue Sharing Amount owed to the Seller as of any payment date specified herein.

(g) In the event that the Buyer receives any invoice that relates to or reflects in whole or in part accounts payable owing prior to the Closing Date, the Buyer shall promptly remit such invoice to the Seller, and the Seller shall, or shall cause the Parent to, pay the entire amount of such invoice promptly. In the event any portion of such invoice relates to or reflects accounts payable owing after the Closing Date, the Seller will invoice the Buyer therefor, and the Buyer will pay any such invoice promptly upon receipt.

(h) For the purposes of this Agreement, “Transition Period” means the amount of time reasonably required by the Buyer to (i) interview, hire and train the Transferred Employees, (ii) transition the billing of all customers listed on Schedule 1.1(a) to the Buyer’s systems and (iii) otherwise successfully transition the Business related to the Customer Contracts to the Buyer. It is currently anticipated that the Transition Period will conclude on April 27, 2009 but, in any event, no latter than April 30, 2009.

(i) For the purposes of this Agreement, “Transition Services” means the provision of the following services by the Seller for the benefit of the Buyer during the Transition Period:

(i) the billing and invoicing of all customers listed on Schedule 1.1(a) for all service hours worked on behalf of such customers on and after the Closing Date;

(ii) the payment of all payroll for Business Employees; provided, however, that at any time during the Transition Period the Buyer may identify to the Seller one or more Business Employees who will not be Transferred Employees and whose services are no longer required, and thereupon the Seller shall terminate such Business Employee’s employment with the Seller, and all payroll and related compensation expenses for such Business Employee accruing after the date as of which the Buyer instructs the Seller to terminate such Business Employee shall no longer be reimbursable by the Buyer pursuant to Section 3.1(a)(iv);

(iii) the payment of all rent, utilities and related expenses in connection with the Office Lease; and

(j) the provision of any other service reasonably requested by the Buyer.

3.2 Records; Audit.

(a) The Buyer shall keep books and records sufficient to verify the accuracy and completeness of the Buyer’s determination and calculation of any amounts owing to the Seller under Section 3.1(a)(iii), including purchase and invoice records relating to the Customer Contracts. Such books and records shall be preserved for a period of not less than two years after they are created.

(b) Upon five Business Days advance notice to the Buyer, the Seller may review and copy the necessary books and records of the Buyer to allow the Seller to verify the accuracy of the Revenue Sharing Amount. Any such audit shall be conducted during the Buyer’s normal business hours and in a manner that does not unreasonably disrupt the Buyer’s business operations, and not more than twice in any one calendar year.

(c) If an audit reveals a payment deficiency, the Buyer shall pay the deficiency outstanding within 5 days of receiving written notice thereof.

3.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of the Buyer, at 10:00 a.m., local time, on the date of this Agreement (the “Closing Date”). The effective time of the transactions contemplated hereby shall be deemed to be 12:01 a.m. (Central Time) on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SELLER AND THE PARENT

The Seller and the Parent, jointly and severally, hereby represent and warrant to the Buyer as follows:

4.1 Organization; Good Standing; Qualification; Subsidiaries.

(a) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. The Parent owns, beneficially and of record, all of the outstanding membership interests of the Seller. The Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or activities makes such qualification or licensing necessary. The Seller has all requisite limited liability company power and authority to own, lease or operate the assets it purports to own, lease or operate, including the Purchased Assets, to carry on the Business as presently conducted, and to perform all such other acts as may be necessary for the execution, delivery and performance of this Agreement. The Seller does not, directly or indirectly, own any capital stock, partnership interests, membership interests or other securities or equity interests of any Person.

(b) For the purposes of this Agreement, (i) “Governmental Authority” means any federal, state, county, local or foreign government or any subdivision, authority, department, commission, board, bureau, agency, court, administrative panel or other instrumentality thereof, and (ii) “Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

4.2 Authorization. The execution and delivery by the Seller of this Agreement, and the performance of all obligations of the Seller under this Agreement have been duly and validly authorized by all necessary limited liability company action, and no other action is necessary with respect thereto, including approval of the Parent. The execution and delivery by the Parent of this Agreement and the performance of all obligations by the Parent under this Agreement have been duly and validly authorized by all necessary corporate action, and no other action is necessary with respect thereto. This Agreement constitutes the legal, valid and binding obligations of the Seller and the Parent, as applicable, enforceable against each of them in accordance with its terms.

4.3 Non-Contravention. None of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any applicable Laws (as defined below) or conflict with or result in a breach of (with notice or the passage of time or both) any judgment, order, decree or ruling applicable to the Seller, the Parent, the Purchased Assets or the Business; (b) conflict with any of the provisions of the organizational documents of the Seller or the Parent; (c) violate, conflict with, result in a breach or termination of, constitute a default under, give rise to the acceleration of (with notice or the passage of time or both) any obligation under or otherwise give any contracting party additional rights or compensation under the terms, conditions or provisions of any contract, instrument, license, or agreement (including the Customer Contracts), whether written or oral, to which the Seller or the Parent is a party or by which any of the Purchased Assets or the Business is bound; or (d) result in the creation or imposition of any liens, claims, security interests, pledges, mortgages, deeds of trust, rights of first refusal, restrictions or other encumbrances (“Liens”), or otherwise have an adverse effect upon, the Purchased Assets or the Business. For the purposes of this Agreement, “Law” means any applicable law, statute, code, ordinance, rule, regulation, permit, order, judgment, decree, arbitration award or other legal requirement of any Governmental Authority.

4.4 Required Filings and Consents. Except as set forth on Schedule 4.4, the execution and delivery of this Agreement by the Seller and the Parent do not, and the performance of this Agreement by the Seller will not, require any Consent with, from or by any Governmental Authority or any third party, including any party to any Customer Contract.

4.5 Title to Purchased Assets. Except as set forth on Schedule 4.5, the Seller has good and marketable title in and to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens, and the Parent does not own, or have any other interest in (other than to the extent of its membership interests in the Seller), any of the assets used or held for use in the conduct of the Business.

4.6 Compliance with Laws. The Seller is in compliance in all material respects with all Laws applicable to the conduct of the Business. The Seller has not received any notice (written or oral) of any violation or alleged violation of, and is not subject to any liability (whether accrued, absolute, contingent, direct or indirect) for any past or continuing violation of, any Laws applicable to the operation of the Business or the ownership of the Purchased Assets. To the Knowledge of the Seller and the Parent, no material expenditures are or will be required to remain in compliance with such Laws. For purposes of this Agreement, “Knowledge” with respect to the Seller shall mean the knowledge of John Soricelli, Jonathan Stickel and Rozanne Kokko, after reasonable inquiry.

4.7 Real Property. The Seller does not own any real property. The Office Lease is valid, binding, free and clear of all Liens, in full force and effect and enforceable in accordance with its terms. The Seller enjoys peaceful and undisturbed possession under the Office Lease. There are no defaults under the Office Lease and no event, act or omission has occurred that would result in a default under the Office Lease.

4.8 Contracts. Schedule 1.1(a) sets forth a true, complete and correct list of all Customer Contracts, including all amendments, modifications or supplements thereto (whether written or oral), and with respect to any Customer Contract for which a written agreement does not exist, a summary of the material terms of the Customer Contract, including the name of the customer and the term of the contract. The Seller has delivered to the Buyer true, complete and correct copies of all Customer Contracts, together with all amendments, modifications and supplements thereto, and except for the Customer Contracts, the Seller is not a party to or bound by any contract, agreement or other arrangement relating to or affecting the Purchased Assets. The Customer Contracts are valid, binding and in full force and effect, have not been amended or supplemented in any manner since being delivered to Buyer and upon assignment and assumption as provided in this Agreement will be enforceable by Buyer in accordance with their respective terms. Except as set forth on Schedule 4.8, (a) neither the Seller nor any other party is in breach of or default under any Customer Contract, and has not been in breach of or default under any Customer Contract since January 1, 2009, and no event has occurred or is continuing which, after notice or lapse of time or both, would constitute a breach or default by the Seller or permit the termination or modification of, or acceleration of performance under, any Customer Contract by any other party thereto, and (b) the Seller has not received any notice claiming the Seller has committed any such breach or default or indicating the desire or intention of any party thereto to amend, modify, rescind or terminate any Customer Contract.

4.9 Litigation. Except as set forth on Schedule 4.9, there have not been any actions, suits, claims, investigations or proceedings (including arbitration or other alternative dispute resolution mechanisms) pending or, to the Knowledge of the Seller, threatened, either at law or in equity, against the Seller or the Parent within the last three years arising out of, relating to or affecting the Purchased Assets or the Business. There is no action, suit, claim, investigation or proceeding (including arbitration or other alternative dispute resolution mechanisms) pending or, to the Knowledge of the Seller, threatened, either at law or in equity, against the Seller or the Parent that, if adversely determined, would prevent the consummation of the transactions contemplated hereby, and there are no facts that would afford a basis for any such action, suit, claim, investigation or proceeding. None of the Seller or the Parent is subject to any existing order, writ, injunction, judgment or decree of any Governmental Authority or arbitration panel.

4.10 Employees.

(a) Schedule 4.10(a)(i) sets forth a true, complete and correct list of all of the employees of the Seller as of the date hereof (the “Business Employees”), together with the location and hire date of, and the current annual compensation, benefits (including vacation entitlement) and perquisites provided to, each such Business Employee. Except as set forth on Schedule 4.10(a)(ii), none of the Business Employees is (i) on a leave of absence or another type of leave, or (ii) a party to any employment, severance, non-compete, bonus, retention, deferred compensation or similar agreement with the Seller. To the Knowledge of the Seller and the Parent, none of the Business Employees has any plans to terminate his or her employment with the Seller such that he or she would not become an employee of the Buyer. The Seller has no agreements with any Business Employee that would limit or prohibit such Business Employee from accepting an offer of employment from the Buyer, if so extended. Except as set forth on Schedule 4.10(a)(iii), each of David Yenzer and Carol Owens is subject to a noncompetition agreement or similar covenant prohibiting each such individual from competing with the Business for a reasonable period of time and in a reasonable geographic scope, and, to the Knowledge of the Seller, none of David Yenzer, Carol Owens or Carl Pacione retains any Proprietary Information of the Seller or the Parent.

(b) The Seller is not delinquent in payments to any Business Employee for any wages, salaries, commissions, bonuses or other compensation for any services performed for it or any other amounts required to be reimbursed to such employees (including accrued paid time off). To the extent the Seller has used another entity to provide any sort of services, the Seller has taken reasonable steps to ensure that the entity has complied in all material respects with all employment laws with respect to any Persons performing services for the Seller. The Seller has taken reasonable steps to ensure that records held in respect to any Business Employees comply in all material respects with the requirements of all applicable data protection Laws relating to the use, control and dissemination of information and records relating to employees.

(c) The Seller is not a party to any collective bargaining or union contract and the Seller has not experienced nor is there now threatened any strikes, walkouts, picketing, work stoppage, work slowdown, grievances, claims of unfair labor practices or other collective bargaining disputes within the last three years from the date of this Agreement. The Seller has not committed any unfair labor practice in the conduct of the Business. None of the Seller or the Parent has received notice of the filing of an unfair labor practice complaint against the Seller, and no such complaint has been threatened to be filed, with any Governmental Authority having jurisdiction over the Seller’s labor matters. None of the Business Employees is a member of a union and no organizational efforts are presently being made or threatened by or on behalf of any labor union with respect to the Business Employees. There are no pending or, to the Knowledge of the Seller or the Parent, threatened Equal Employment Opportunity Commission claims, Occupational Safety and Health Administration complaints, Americans with Disabilities Act claims, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like against the Seller or arising out of the conduct of the Business, nor have there been any such claims or complaints within the past three years from the date of this Agreement. Except as set forth on Schedule 4.10(c) and except for the notice given by the Parent under the WARN Act in June 2008, the Seller has not implemented any “plant closing,” “mass layoff” or “employment loss” at any time within the last five years that would reasonably be expected to require notification under the WARN Act or any similar Laws. The Seller is not subject to any consent decree or settlement agreement requiring ongoing supervision of the Seller’s labor practices by any Governmental Authority. The Seller is not and has never been subject to any affirmative action obligations under any Law with respect to any current or former employees.

4.11 Consents. Except for those Consents heretofore obtained, satisfied or made or those set forth on Schedule 4.11, no Consent is required to be obtained, satisfied or made pursuant to any Laws, Customer Contracts or other agreements by which the Seller, or its properties or assets, including the Purchased Assets, are bound in connection with the execution, delivery and performance of this Agreement by the Seller or the sale and/or transfer to Buyer of the Purchased Assets or the completion by the Seller of the other transactions contemplated by this Agreement. For the purposes of this Agreement, “Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person.

4.12 No Other Agreements to Purchase or Assign. No Person, other than the Buyer, has any written or oral agreement, contract or option or any right or privilege capable of becoming an agreement, contract or option for the purchase, assignment or acquisition of the Purchased Assets.

4.13 Brokers, Finders and Agents. Other than W.Y. Campbell & Co., the Seller is not directly or indirectly obligated to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or the transactions contemplated by this Agreement.

4.14 Fraudulent Conveyance. Neither the purchase of the Purchased Assets by the Buyer nor any of the other transactions contemplated by this Agreement is or could be deemed to constitute the payment, conveyance, distribution or other transfer of any asset, property or other item of value of the Seller that could be subsequently invalidated, declared to be fraudulent or preferential, set aside, avoided, recovered from, disgorged or required to be refunded, repaid or otherwise restored under applicable Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller and the Parent as follows:

5.1 Organization; Good Standing; Qualification. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or activities makes such qualification or licensing necessary. The Buyer has all requisite limited liability company power and authority to own, lease or operate the assets it purports to own, lease or operate, to carry on its business as now conducted, and to perform all such other acts as may be necessary for the execution, delivery and performance of this Agreement.

5.2 Authorization. The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer of this Agreement, and the performance of all obligations of the Buyer under this Agreement, have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company action on the part of the Buyer is necessary with respect thereto. This Agreement constitutes the legal, valid and binding obligations of the Buyer, enforceable against it in accordance with its terms.

5.3 Non-Contravention. None of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any applicable Laws or conflict with or result in a breach of (with notice or the passage of time or both) any judgment, order, decree or ruling applicable to the Buyer or (b) conflict with any of the provisions of the organizational documents of the Buyer.

5.4 Brokers, Finders and Agents. Neither the Buyer nor anyone acting on its behalf has taken any action that would directly or indirectly obligate the Seller to anyone acting as a broker, finder, financial advisor or in any other similar capacity in connection with this Agreement or the transactions contemplated by this Agreement.

5.5 Investigation. Buyer has no knowledge of the inaccuracy of any representation or warranty by the Seller or the Parent.

ARTICLE VI

COVENANTS

6.1 Post-Closing Corporate Existence. For not less than 12 months following the Closing Date, the Parent shall maintain its existence in its jurisdiction of formation and shall maintain a registered agent for the acceptance of service of process (it being understood that the Parent intends to file a Certificate of Dissolution with the Secretary of State of the State of Michigan).

6.2 Non-Competition and Non-Solicitation.

(a) As an inducement to cause the Buyer to enter into this Agreement, from the date hereof until the third anniversary of the Closing Date, the Seller and the Parent shall not directly or indirectly:

(b) engage or seek to engage in or assist with any business similar to the Business as conducted by the Seller on the date hereof, including providing products or services to or receiving products or services from any of the Persons set forth on Schedule 1.1(a) or any of their respective Affiliates (each a “Competitive Activity”), in the geographic locations listed on Schedule 6.2 (the “Territory”);

(i) provide financing for, invest in, lend to, or manage, control or participate in the ownership, management or control of any Person engaged in any Competitive Activity in the Territory;

(ii) render services related to or in furtherance of any Competitive Activity to any Person engaged in any Competitive Activity in the Territory; or

(iii) attempt to do any of the foregoing.

(c) For the purposes of this Agreement, “Affiliate” means, with respect to any party hereto, any Person directly or indirectly controlling, controlled by or under common control with such party.

(d) As an inducement to cause the Buyer to enter into this Agreement, from the date hereof until the third anniversary of the Closing Date, the Seller and the Parent shall not directly or indirectly:

(i) solicit, induce, encourage, facilitate, divert or appropriate, or attempt to solicit, induce, encourage, facilitate, divert or appropriate, any current or prospective customer, vendor, supplier of or other Person engaged in a relationship with the Business, including any party to any of the Customer Contracts, relating to any Competitive Activity for the purpose of competing with the Buyer or its Affiliates in any Competitive Activity or terminating or altering its relationship with the Business or taking away or reducing any business, patronage or orders from the Business; provided, that a “prospective” customer, vendor and supplier of the

Business shall mean any such Person that the Seller solicited, contacted, engaged in discussions with or included on marketing or business development plans or similar documents (whether in written or electronic form) during the one-year period immediately preceding the date hereof;

(ii) solicit, persuade, induce, or entice, or attempt to solicit, persuade, induce or entice, or assist any other Person in so soliciting, persuading, inducing or enticing, any employee or contractor of the Buyer or its Affiliates, including any of the Transferred Employees (as defined below), to terminate or alter his or her employment with the Buyer or its Affiliates, as applicable; or

(iii) disparage the Buyer or any of its members, managers, officers, employees or agents in their capacities as members, managers, officers, employees or agents of the Buyer.

(e) The Seller and the Parent acknowledge and agree that (i) the Parent is the sole equity holder of the Seller and will benefit from the transactions contemplated by this Agreement, (ii) the covenants set forth in Section 6.2(a) are necessary to enable the Buyer to retain the goodwill of the Business included in the Purchased Assets that was based on the Seller’s and the Parent’s efforts prior to the consummation of the transactions contemplated by this Agreement, and (iii) the covenants set forth in Section 6.2(c) are necessary to enable the Buyer to maintain a stable customer and supplier base in order to remain in business, and that it would disrupt, damage, impair and interfere with the business of the Buyer if the Seller and the Parent were to engage in such solicitation.

(f) The Seller and the Parent acknowledge and agree that it would be difficult or impracticable to measure damages to the Buyer and/or its Affiliates from any breach of the agreements and covenants set forth in this Section 6.1, that injury to the Buyer and/or its Affiliates from such breach would be incalculable and irremediable and that money damages would be an inadequate remedy for any such breach. Accordingly, the Seller and the Parent hereby agree that, if there is a breach of the covenants and agreements under this Section 6.1 in any respect, the Buyer and/or its Affiliates will be entitled to a temporary restraining order and to a preliminary and a permanent injunction to restrain any such breach by the Seller or the Parent, without knowing or providing any actual damage sustained by the Buyer and/or its Affiliates and without the necessity of posting bond or other security, which right and remedy shall be in addition to, and not replacement of, any and all other remedies the Buyer and/or its Affiliates may have hereunder, at law or in equity.

(g) If any provision of this Section 6.1, or the application of such provision to any Person or circumstance is held invalid, illegal or unenforceable by a court or other tribunal of competent jurisdiction by reason of its being extended for too great a period of time or too large a geographic area or over too great a range of activities, such provision will, without any actions on the part of the parties to this Agreement, be modified to the least extent necessary to cause such provision to extend only over the maximum period of time, geographic area, or range of activities as to which such court or other tribunal would find it enforceable, and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

6.3 Confidentiality.

(a) The Seller and the Parent, on the one hand, and the Buyer, on the other hand, acknowledge that they may have access to various items of Confidential Information (as defined in Section 6.3(d)) of the other in the course of investigations and negotiations prior to the Closing. Each party agrees that, until the fifth anniversary of the Closing Date, any such Confidential Information received from the other party shall be kept strictly confidential and shall not be used or disclosed for any purpose other than to facilitate the consummation of the transactions contemplated hereby; provided, however, that to the extent the Confidential Information of the Seller and the Parent constitutes a Purchased Asset hereunder, the restrictions contained in this Section 6.3 shall not apply to the Buyer. Each party may disclose Confidential Information of the other to those of its directors, officers, managers, members, employees, representatives or agents (“Representatives”) as may be reasonably necessary to carry out the provisions of this Agreement; provided that before any such disclosure, such party shall make those Representatives aware of the obligations of confidentiality under this Agreement and shall at all times procure compliance by, and be responsible for any non-compliance by, those Representatives with the provisions of this Section 6.3.

(b) The Seller and the Parent recognize and acknowledge that (i) as of the Closing, the Seller and the Parent have access to and knowledge of Confidential Information concerning the Purchased Assets that is not known by other Persons in the industry in which the Business is conducted (collectively, the “Proprietary Information”), (ii) upon Closing, such Proprietary Information is the sole property of the Buyer, and (iii) that any retention and use of such Proprietary Information after Closing by the Seller or the Parent constitutes a misappropriation of the Buyer’s trade secrets. In light of the foregoing, the Seller and the Parent shall, and shall cause their Affiliates and Representatives to, maintain the confidentiality of all such Proprietary Information, and shall not, directly or indirectly, at any time, disclose, furnish, disseminate, publish or make available any Proprietary Information. The Seller and the Parent have delivered to the Buyer any Proprietary Information and any and all records (as defined below) which are in the Seller’s or the Parent’s possession, custody or control and which relate to the Purchased Assets; provided, however, that in the case of any records stored in electronic form on any computer or other device that is not a Purchased Asset, the Seller and the Parent shall provide an electronic copy of such records to the Buyer; provided further that the Seller may keep copies of any records the Seller reasonably determines necessary for it to enforce its rights or perform its obligations under this Agreement or to wind up its affairs. For purposes of this Agreement, “records” means any instrument, method or device by which, through which or on which any information has been recorded and/or preserved.

(c) If the Seller or the Parent receives a valid subpoena or other legal process that may require the disclosure of Proprietary Information described in Section 6.3(b), the Seller and the Parent agree to give the Buyer immediate notice and an opportunity to intervene to seek a protective order, in camera process or other appropriate remedy to prevent the disclosure of its information and the Seller and the Parent agree to provide all cooperation in connection therewith reasonably requested by the Buyer. In the event that such protective order or other remedy is not obtained, the Seller and the Parent shall furnish only so much of such Proprietary Information that it is legally compelled to disclose and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Proprietary Information. Such Proprietary Information shall otherwise remain subject to the provisions of this Section 6.3.

(d) For the purposes of this Agreement, “Confidential Information” means any confidential or proprietary business or other information which is delivered (orally or in writing) by or on behalf of one party to the other, and such information that is included in or incorporated into any notes, analyses, memoranda, projections or other documents that are prepared by the receiving party, unless such information (i) is or becomes public knowledge through no fault, action or inaction of the receiving party, or (ii) was known by the receiving party, or any of its directors, officers, managers, members, employees, representatives, agents or advisors prior to the disclosure of such information by the disclosing party to the receiving party, unless such knowledge was acquired from a Person who the receiving party knew was subject, at the time of such disclosure, to a fiduciary or other duty of nondisclosure or confidentiality to the disclosing party.

6.4 Employment of Transferred Employees.

(a) Employment. Effective as of the Closing Date, the Buyer or one or more of its Affiliates shall extend offers of employment to each of the Business Employees listed on Schedule 6.4(a) on such terms and conditions and with such benefits as the Buyer, in its sole discretion, determines; provided, however, that the Buyer shall credit each Transferred Employee with a full year of vacation accrual (based upon the Buyer’s paid time off policy). All Business Employees who accept an offer of employment extended by the Buyer shall hereinafter be referred to as the “Transferred Employees.” The Seller will provide a notice of termination and all other notices, advisements and communications required by applicable Law to each Business Employee. The Buyer and the Seller will cooperate in good faith with respect to all communications with all Business Employees regarding future employment with the Buyer.

(b) Compensation. Except for vacation accruals owed by the Seller to the Business Employees, which accruals will be waived and released in full by each Business Employee (the “Released Vacation Liability”), the Seller shall be solely responsible for any compensation due to the Business Employees in their capacity as employees of the Seller relating to periods ending on or prior to the Closing Date, including salary, commission, bonus, incentives, severance or other benefit accruals. The Seller shall make all salary, commission, bonus, incentive, severance, or other benefit accrual payments (other than the Released Vacation Liability) to the Business Employees as they become due, and to the extent the Seller has not paid to each employee of the Seller an amount equal to the value of such employee’s accrued vacation (other than for Transferred Employees), sick pay and all wages due through the Closing Date, the Seller shall make such payment contemporaneous with the Closing. The Buyer shall not be required to provide continuations of any such plans, commissions or incentives after the Closing Date.

(c) No Right of Employment; Right to Terminate. Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to employment by the Buyer, the Seller or their respective Affiliates. Nothing shall interfere with the right of the Buyer, following employment of any Transferred Employee, to terminate the employment of any such Transferred Employee at any time, with or without cause, or restrict the Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any such Transferred Employee; provided, however, that the costs associated with the termination of such Transferred Employees under the Buyer’s benefit plans or policies shall be borne by the Buyer.

(d) COBRA. The Seller will be responsible for providing health benefit continuation coverage under Section 4980B of the Internal Revenue Code with respect to any Business Employees and any former employees of the Seller and any other qualified beneficiary with respect to such Business Employee or former employee under the Seller’s group health plan(s), including any liability with respect to qualifying events that occur as a result of the transactions contemplated by this Agreement, and the Buyer will incur no premium or other expense for such coverage.

6.5 Vehicle Lease and Gas Card Reimbursement. The Buyer covenants and agrees that it will reimburse the Seller an amount equal to (i) the pro rata portion of the monthly lease payment paid or reimbursed by the Seller under the Vehicle Leases in respect of the vehicles made available to each Transferred Employee on the same terms and conditions as the Seller made such lease payments immediately prior to the Closing and (ii) each Transferred Employee’s actual expenses for fuel costs incurred on any gas card provided to such Transferred Employee by the Seller, in each case for the 30-day period following the Closing Date (the “Reimbursement Period”). The Seller will prepare and deliver to the Buyer an invoice detailing the pro rata costs of the Vehicle Leases and the fuel costs incurred during the Reimbursement Period, and the Buyer will pay the Seller the invoiced amount within five days of receipt of the invoice. During the Reimbursement Period the Seller agrees that it will not terminate, modify or amend any of the Vehicle Leases (other than in a manner that does not affect or relate to the vehicles used by any Transferred Employee) or cancel or discontinue any such gas cards.

6.6 Murfreesboro Lease. The Seller covenants and agrees that (a) it will not terminate, modify or amend the Office Lease prior to the expiration of such lease pursuant to the terms thereof as in effect on the day hereof, and (b) provided the Buyer pays all of the obligations accruing under the Office Lease until the end of the term thereof, it will allow the Buyer and any Transferred Employees to enjoy the benefits of the Office Lease until July 31, 2009.

6.7 Post-Closing Receipts. The Buyer covenants and agrees that it shall deliver to the Seller as promptly as practicable, and in any event within three Business Days, after the date of receipt of any checks, cash or other amounts (including by wire transfer) relating to any of the Current Assets of the Seller, received by or on behalf of the Buyer or any of its Affiliates on or after the Closing Date. The Seller covenants and agrees that it shall deliver to the Buyer as promptly as practicable, and in any event within one week, after the date of receipt of any checks, cash or other amounts (including by wire transfer) in respect of accounts receivable relating to service hours worked for the customers listed on Schedule 1.1(a) on or after the Closing Date, received by or on behalf of the Seller or Parent on or after the Closing Date.

6.8 Expenses. Except as otherwise expressly provided herein, (a) the Seller and the Parent shall pay and be solely responsible for all costs and expenses relating to the Seller’s and the Parent’s performance of and compliance with this Agreement, including legal fees and any finder’s, brokerage or other similar fees, and (b) the Buyer will pay and be solely responsible for all costs and expenses, including legal fees and any finder’s, brokerage or other similar fees, in connection with the Buyer’s performance of and compliance with this Agreement.

6.9 Further Assurances. The Buyer, on the one hand, and the Seller and the Parent, on the other hand, agree that subsequent to the Closing Date, at the request of the other party, they will execute and deliver, or cause to be executed and delivered, to the other party such further instruments and take such other action as may be reasonably necessary to carry out the transactions contemplated by this Agreement.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival.

(a) All of the representations and warranties of the parties set forth in this Agreement shall survive the Closing for 24 months following the Closing Date; provided, however, that the representations and warranties contained in Section 4.1 (Organization; Good Standing; Qualification; Subsidiaries), Section 4.2 (Authorization), Section 4.5 (Title to Purchased Assets), Section 4.13 (Brokers, Finders and Agents), Section 5.1 (Organization; Good Standing; Qualification), Section 5.2 (Authorization) and Section 5.4 (Brokers, Finders and Agents) shall survive the Closing indefinitely. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the party against whom such indemnification may be sought prior to such time.

(b) Any covenant or agreement of any party hereto that is to be performed after the Closing Date shall survive the Closing indefinitely or, if sooner, for the time period provided in this Agreement with respect to such covenant or agreement. Notwithstanding the foregoing sentence, the indemnification obligations set forth in Section 7.2(c) and Section 7.3(c) shall survive the Closing indefinitely.

7.2 Indemnification of the Buyer. Subject to Section 7.4, the Seller and the Parent, jointly and severally, shall indemnify and hold harmless and defend the Buyer, its corporate parent and their respective members, shareholders, employees, representatives and agents, and the respective heirs, successors and assigns of the foregoing, from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’, accountants’ and expert witness’ fees and expenses and investigation costs, collectively, “Losses”) suffered or incurred by any such Persons, directly or indirectly, resulting from, arising out of, relating to or imposed or incurred by reason of:

(a) any breach of any of the representations and warranties of the Seller or the Parent contained in this Agreement;

(b) any breach of any of the covenants or agreements of the Seller or the Parent contained in this Agreement;

(c) any failure of the Seller to pay, perform or otherwise discharge any of the Retained Liabilities; and

(d) any claims arising out of the operation of the Business or the ownership of the Purchased Assets on or prior to the Closing Date.

7.3 Indemnification of the Seller and the Parent. Subject to Section 7.4, the Buyer shall indemnify and hold harmless and defend the Seller, its employees, representatives and agents and the Parent, and the respective heirs, successors and assigns of the foregoing, from and against any and all Losses suffered or incurred by any such Persons, directly or indirectly resulting from, arising out of, relating to or imposed or incurred by reason of:

(a) any breach of any of the representations or warranties of the Buyer contained in this Agreement;

(b) any breach of any of the covenants or agreements of the Buyer contained in this Agreement;

(c) any failure of the Buyer, after the Closing, to pay, perform or otherwise discharge any of the Assumed Liabilities; or

(d) any claims arising out of the operation of the Business or the ownership of the Purchased Assets after the Closing Date.

7.4 Certain Limitations.

(a) Notwithstanding anything to the contrary contained herein, with respect to Section 7.2(a) and Section 7.3(a), in the case of any representation or warranty that is limited by the word “material” or by any similar term or limitation, the failure of such representation or warranty, as the case may be, and the amount of Losses subject to indemnification hereunder shall be determined as if the word “material” or any similar term or limitation were not included therein (i.e., there shall not be a double materiality standard).

(b) No party shall have any indemnification obligations pursuant to Section 7.2(a) and Section 7.3(a) except and only to the extent that the amount of the otherwise indemnifiable Losses incurred by one or more of the parties exceeds $25,000 and then only to the extent of the excess over $25,000 (the “Deductible”). In addition, the maximum aggregate liability (the “Cap”) of the Seller and the Parent for Losses under Section 7.2(a) for which a claim has been made within the applicable survival period is 100% of the Revenue Sharing Amount paid to or on behalf of the Seller in connection with the transactions contemplated by this Agreement; provided, however, that the Deductible and the Cap shall not apply to any Losses arising out of or relating to (i) breaches of Section 4.1 (Organization; Good Standing; Qualification; Subsidiaries), Section 4.2 (Authorization), Section 7.2(b) (Indemnification of Buyer), Section 7.2(c) (Indemnification of Buyer), or Section 7.2(d) (Indemnification of Buyer) and (ii) fraud, intentional or willful misconduct or gross negligence.

(c) The Seller and the Parent (i) expressly waive any rights of indemnification of the Seller or the Parent against the Buyer for acts, circumstances and events that give rise to indemnification obligations of the Seller or the Parent arising under Section 7.2, and (ii) agree and acknowledge that they will have no right of contribution from, or right of subrogation against, the Buyer in the event they are required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this Article VII.

7.5 Procedure for Indemnification.

(a) If any Person entitled to seek indemnification under this Article VII (an “Indemnitee”) receives notice of the assertion, commencement or imposition of a claim, suit, action or proceeding, or the imposition of a penalty or assessment by a third party that is not an Indemnitee (a “Third-Party Claim”), and the Indemnitee intends to seek indemnity hereunder for such Third-Party Claim, then the Indemnitee shall promptly provide the party against whom such indemnity may be sought (the “Indemnifying Party”) with written notice of such Third-Party Claim (including any written demand, complaint, petition, summons or similar document relating thereto that is then in the Indemnitee’s possession), but in any event not later than 30 days after receipt of notice of such Third-Party Claim. Any delay in providing, or the failure to provide such notification, shall not affect the right of the Indemnitee to indemnification hereunder except in the event that such delay or failure extends past the applicable survival expiration date set forth in Section 7.1 or to the extent that the Indemnifying Party is materially prejudiced by the delay or failure.

(b) In connection with any Third-Party Claim, the Indemnifying Party may elect, by written notice to the Indemnitee, to assume and control, at its sole expense, the defense of any such Third-Party Claim, and shall, at its sole expense, retain counsel (reasonably satisfactory to the Indemnitee) in connection therewith; provided, however, that the Indemnifying Party will not have such right:

(i) unless the Indemnifying Party has acknowledged in writing, within 20 days following the Indemnifying Party’s receipt of notice of the Third-Party Claim, to such Indemnitee the obligation of the Indemnifying Party in accordance with the terms of this Agreement to indemnify the Indemnitee for all Losses that may be or have been suffered or incurred by the Indemnitee and that have been or may be caused by or resulting or arising out of the Third-Party Claim;

(ii) unless the Indemnifying Party has provided to such Indemnitee reasonable evidence that the Indemnifying Party has reasonably sufficient financial resources to defend such Third-Party Claim;

(iii) if such Indemnitee reasonably and in good faith believes that such Third-Party Claim would be reasonably detrimental to the reputation, relations with customers, vendors or suppliers, or business of the Indemnitee or any of its Affiliates;

(iv) if such Third-Party Claim involves criminal allegations; or

(v) if outside counsel advises the Indemnitee that there are actual or potential conflicting interests between the Indemnifying Party and the Indemnitee with respect to the Third-Party Claim.

(c) After the assumption of such defense by the Indemnifying Party, the Indemnifying Party shall not be responsible for the payment of legal fees or expenses incurred thereafter by the Indemnitee (who may, however, continue to participate in, but not control, the defense of such Third-Party Claim with separate counsel and at its own expense other than as provided in Section 7.5(b)(v)).

(d) In the event that the Indemnifying Party shall assume the defense of the Third-Party Claim, it shall not settle or compromise such Third-Party Claim unless (i) the Indemnitee gives its prior written consent, which consent shall not be unreasonably withheld or delayed, or (ii) the terms of settlement or compromise of such Third-Party Claim provide that the Indemnitee shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnitee (including any admission of culpability), and the settlement or compromise discharges all claims against the Indemnitee with respect to such Third-Party Claim. The Indemnitee shall cooperate with the defense of any such Third-Party Claim and shall provide such personnel, technical support and access to information as may be reasonably requested by the Indemnifying Party in connection with such defense.

(e) If the Indemnifying Party does not, or does not have the right to, undertake the defense, compromise or settlement of a Third-Party Claim in accordance with Section 7.5(b), the Indemnitee will have the right to control the defense or settlement of such Third-Party Claim with counsel of its choosing. The Indemnifying Party will be entitled (at the Indemnifying Party’s expense) to participate in the defense of any Third-Party Claim with its own counsel.

7.6 Notice of Direct Claims. Any claim for indemnification of Losses under this Article VII that is not a Third-Party Claim (a “Direct Claim”) by an Indemnitee shall be asserted by giving the Indemnifying Party prompt written notice thereof; provided, however, that any delay in providing, or the failure to provide such notification, shall not affect the right of the Indemnitee to indemnification hereunder except in the event that such delay or failure extends past the applicable survival expiration date set forth in Section 7.1 or to the extent that the Indemnifying Party is materially prejudiced by the delay or failure. Such notice shall describe the Direct Claim in reasonable detail, including (to the extent practicable) copies of any written evidence thereof and indicate the estimated amount of Losses, if reasonably practicable, that has been sustained by the Indemnitee. The Indemnifying Party will have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article VII.

7.7 Right of Offset. If the Seller or the Parent has an indemnification obligation to the Buyer as an Indemnitee under this Article VII, then the amount of such indemnification obligation may be offset against any Revenue Sharing Amount owed by the Buyer to the Seller.

7.8 Effect of Investigation. The right to indemnification and all other remedies based on any representation, warranty, covenant or obligation of the Seller and the Parent contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

ARTICLE VIII

MISCELLANEOUS

8.1 Transfer Taxes; Returns.

(a) Any Transfer Taxes (as defined in Section 8.1(c)) attributable to the transfer of the Purchased Assets by the Seller to the Buyer, together with all recording fees related to such transfer, will be borne and paid by the Seller.

(b) The Seller will timely file final sales and use tax returns in each state in which the Seller is registered for sales/use tax purposes. In addition, the Seller will request a receipt of tax paid or a Certificate of No Tax Due from such states and provide such receipts and certificates to the Buyer.

(c) For the purposes of this Agreement, “Transfer Taxes” means all sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the transfer of the Purchased Assets or otherwise on account of this Agreement or the transactions contemplated hereby.

8.2 Public Announcements. Neither the Seller nor the Parent, on the one hand, nor the Buyer, on the other hand, shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) except as may be required by applicable Law. If a public statement is required to be made by applicable Law, the parties shall consult with each other in advance as to the contents and timing thereof.

8.3 Entire Agreement. This Agreement (including the Schedules attached hereto) shall constitute the entire agreement of the parties with respect to this Agreement and the transactions contemplated hereby, and supersede all prior agreements and understandings of the parties relating to the subject matter of this Agreement and the transactions contemplated hereby, including the Expression of Interest, dated January 18, 2009, delivered by the Buyer to the Seller.

8.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be deemed to have been given or made (a) on the date of delivery if delivered in person or by a nationally recognized overnight courier service, fees prepaid, (b) on the date of delivery if sent by facsimile and transmittal has been confirmed, or (c) on the fourth Business Day following the deposit thereof in the United States mail, provided it is mailed by certified mail, return-receipt requested and postage prepaid and properly addressed, in each case, to the address or facsimile number of a party as specified below (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)	if to the Seller or the Parent:

Handleman Company

500 Kirts Blvd.

Troy, MI 48084

Attention: Rozanne Kokko

Facsimile: 248.362.6409

with a copy to (which shall not constitute notice):

Pepper Hamilton LLP

100 Renaissance Center, Suite 3600

Detroit, MI 48243

Attention: Dennis Kayes

Facsimile: 313.731.1560

(b)	if to the Buyer:

Mosaic Sales Solutions US Operating Co., LLC

6051 North State Highway 161

Irving, Texas 75038

Attention: Kelly Parsons

Facsimile: 972.870.4810

with a copy to (which shall not constitute notice):

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attention: Jason Krieser

Facsimile: 214.969.5100

8.5 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction without regard to the principles of conflict of laws thereof.

8.6 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in Dallas, Texas (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America sitting in the Northern District of Texas), and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 8.4 shall be deemed effective service of process.

8.7 Joint and Several Obligations. The obligations of the Seller and the Parent under this Agreement (including the Schedules) are and shall be joint and several.

8.8 Attorneys Fees. In the event of (a) any breach of or (b) any action, arbitration or proceeding to compel compliance with any of the terms of this Agreement, the prevailing party shall be entitled to recover form the non-prevailing party the costs of such action or proceedings, including reasonable attorneys’ fees, costs and disbursements.

8.9 Headings; Interpretation.

(a) The headings of the Articles, Sections and Schedules of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

(b) This Agreement is the result of arm’s-length negotiations among the parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsperson of that provision.

(c) Whenever used in this Agreement, the term “including,” or any variation thereof, means including without limitation.

(d) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to be Sections, Articles and Schedules of or to this Agreement, (ii) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement, (iii) each term defined in this Agreement has the meaning assigned to it, (iv) words in the singular include the plural and vice versa, (v) all references to $ or dollar amounts will be to lawful currency of the United States, (vi) to the extent the term “day” or “days” is used, it shall mean calendar days, (vii) the pronoun “his” refers to the masculine, feminine and neuter, (viii) the words “herein,” “hereby,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph or other subdivision of this Agreement, and (ix) except to the extent expressly set forth herein, each accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP.

8.10 Amendment, Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Buyer, the Seller and the Parent; provided, however, that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

8.11 Successors and Assigns. The terms of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective heirs, successors and permitted assigns, and the indemnification provisions of this Agreement shall inure to the benefit of any Indemnitee in accordance with the terms thereof. This Agreement may not be assigned by the Seller or the Parent without the prior written consent of the Buyer, or be assigned by the Buyer without the prior written consent of the Seller and the Parent; provided, however, that the Buyer may assign its rights, interests and obligations under this Agreement to a third party (or to a third party and its wholly owned subsidiary), but no such assignment shall relieve the Buyer from its obligations hereunder if its assignee does not perform such obligations.

8.12 No Third-Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto, and no other Person shall be entitled to rely on this Agreement or accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

8.13 Counterparts. This Agreement, and any amendment hereto, may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. A facsimile or electronically scanned copy of any such signed counterpart shall be treated and shall have the same force and effect as an originally signed counterpart.

8.14 Severability. If any of the terms or provisions of this Agreement or the application thereof to any Person or circumstance shall be adjudged to any extent invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, such provision shall be construed as narrowly as is necessary to prevent such a finding of invalidity or unenforceability, and all of the remaining terms and provisions of this Agreement or their application to other Persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by applicable Law.

8.15 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy will be cumulative and will be in addition to every other remedy given hereunder or hereafter existing at Law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

MOSAIC SALES SOLUTIONS US OPERATING CO., LLC

By:	/s/ Kelly Parsons
Name:	Kelly Parsons
Title:	SVP/CFO

REPS, LLC

By:	/s/ Rozanne Kokko
Name:	Rozanne Kokko
Title:	SVP/CFO

HANDLEMAN COMPANY

By:	/s/ Rozanne Kokko
Name:	Rozanne Kokko
Title:	SVP/CFO

LIST OF SCHEDULES

Schedule 1.1 (a)	Customer Contracts
Schedule 4.4	Required Filings and Consents Schedule
Schedule 4.5	Exceptions to Title of Purchased Assets Schedule
Schedule 4.8	Breach of Contracts
Schedule 4.9	Litigation Schedule
Schedule 4.10(i)	Business Employees and Related Agreements Schedule
Schedule 4.10(a)(ii)	Employee Agreements
Schedule 4.10(a)(iii)	Yenzer, Owens and Pacione Covenants
Schedule 4.10(c)	Warn Act Notices
Schedule 4.11	Consents Schedule
Schedule 6.2	Territory Schedule
Schedule 6.4(a)	Employment of Business Employees Schedule